Exhibit 99.1

NEWS RELEASE

Trans Energy, Inc.

210 Second Street

PO Box 393

St. Marys, WV 26170

Company contact:

John G. Corp

304-684-7053

www.transenergyinc.com

TRANS ENERGY, INC. PROVIDES OPERATIONS UPDATE

1st Quarter 2013 Marcellus Production Up 78.7%

Natural Gas Hedges In Place

ST. MARYS, WEST VIRGINIA, May 30, 2013 — Trans Energy, Inc. (OTCQB: TENG), a pure play Marcellus Shale exploration and production company, today provided an operations update on the company’s activities.

Summary Highlights

•	Generated a 79% increase in first quarter production to 850,938 Mcfe compared to the year ago quarter

•	Two rigs currently drilling company wells in Marion and Marshall Counties

•	Horizontal Marcellus production back online — Williams has now resolved issues that led to the shut in of some wells beginning in March of 2013

•

Hedged 85% of existing PDP volumes (on an MMBtu basis) from its expected natural gas sales from June 2013 through April 2015, using costless collars with floors of $4.00 / MMBtu and ceilings of $4.28 / MMBtu

First Quarter Production Volumes

Trans Energy posted a substantial increase in net production volumes from its Marcellus wells for the first quarter of 2013, compared to the comparable period a year earlier. The production volumes shown below exclude results from the company’s shallow wells, which were sold in a transaction that closed on January 24, 2013, as was previously announced.

	Three Months Ended March 31,		Increase / (Decrease)	Percent Change
	2013	2012
Natural Gas (Mcf)	699,816	391,938	307,878	78.6%
Oil Sales (Bbls)	543	674	(131)	(19.5%)
NGL (Gallons)	1,035,062	561,572	473,490	84.3%
Mcfe	850,938	476,207	374,732	78.7%

Natural Gas $/Mcf	$3.97	$3.44	$0.53	15.4%
Oil Sales $/Bbl	$83.22	$88.47	($5.25)	(5.9%)
NGL $/Gallon	$0.67	$1.84	($1.17)	(63.6%)
$/Mcfe	$4.14	$5.13	($0.98)	(19.2%)

Natural Gas Sales	$2,780,215	$1,350,032	$1,430,183	105.9%
Oil Sales	45,170	59,634	($14,464)	(24.3%)
NGL Sales	698,488	1,031,360	($332,872)	(32.3%)

Total Product Sales	$3,523,873	$2,441,027	$1,082,846	44.4%

The main factor that drove increased net production volumes during the first quarter of 2013 is the fact that Trans Energy grew the number of net horizontal Marcellus wells to 6.2 wells in the quarter from 3.6 net horizontal Marcellus wells in the year ago period. Trans Energy’s Dewhurst 110H and 111H wells and Anderson 5H and 7H wells were brought online in September 2012, and the two Doman wells were brought online in January 2013. Enhanced completion techniques further drove production volumes, as these new wells posted 30 day initial production rates that averaged 7,449 Mcfe/d, representing an increase of more than 70% compared to the 30-day IP rates of the company’s previous nine horizontal Marcellus wells. After adjusting for the increase in average lateral length of the wells in the 2012 drilling program, the 30-day IP rates of these six wells represent an increase of 57% compared to the adjusted 30-day IP rates of the previous nine horizontal Marcellus wells. The initial EURs per 1,000 feet of lateral that have been assigned by the company’s independent engineers average more than 2.2 Bcfe on these last six wells, compared to approximately 1.9 Bcfe on wells that were drilled previously.

John Corp, President of Trans Energy, commented, “We stepped up our capital spending program during 2012, and the results for this quarter show that we were effective at putting the previous round of financing to work. We’ve continued to enhance our drilling techniques, and we are already getting better production and reserves as a result. The highly successful wells from our 2012 program enabled us to increase production by more than 75% on an Mcfe basis, even with some wells being shut in during the quarter due to issues on the Williams pipeline. With those issues now resolved, and an additional $25 million from our lender to finance our share of the 2013 program, we are putting that money in the ground as quickly as we can, so as to position ourselves to report strong production growth once again as the next crop of wells comes online later this year and into early 2014.”

Wells Status Update

Trans Energy currently has two rigs running. The first rig spud the Freeland 1H in early March and upon completion of that well it will move over to the Freeland 2H, which is located on the same pad in Marion County. The second rig spud the Goshorn 3H in early April and will move over to the Goshorn 4H in Marshall County, once complete. At that point, the rig is expected to move to the Graff pad in Tyler County to complete two wells there. The company expects to stimulate the two wells on each of the Freeland, Goshorn and Graff pads simultaneously. These wells are also being drilled on 500 foot spacing, whereas all of the company’s previous wells have been drilled on spacing of 750 feet or greater.

Initial well log results on the Freeland wells suggest that the Marcellus formation is thicker in this area than in the company’s leasehold in Wetzel or Marshall Counties. The Goshorn 3H and 4H represent the third and fourth wells to be drilled on the Goshorn pad, but will be the first to be fractured simultaneously. As detailed in the following table, the company has plans to complete and bring into sales eight wells during this calendar year:

Name	Spud Date	Completion Date	1st Sales Date
Martinez 1H	June 2012	April 2013	July 2013
Freeland 1H	March 2013	June 2013	October 2013
Freeland 2H	May 2013	June 2013	October 2013
Goshorn 3H	April 2013	July 2013	November 2013
Goshorn 4H	May 2013	July 2013	November 2013
Graff 1H	June 2013	August 2013	December 2013
Graff 2H	July 2013	August 2013	December 2013
Beatty 1H	June 2013	August 2013	November 2013

Note: All dates shown above that occur after the date of this press release are estimates based on information currently available; Actual dates for the events shown above may differ from those currently estimated.

As mentioned above, several of the company’s wells experienced periods when they were shut in during the quarter due to operational issues with the Williams pipeline in Marshall and Wetzel Counties. Heavier than anticipated liquid volumes on the pipeline prompted Williams to require the company to curtail production from its Wetzel County wells beginning in March of 2013. Additionally, beginning in late March, 2013, Williams forced the company to shut in production from its Wetzel wells completely due to a pipeline rupture in Marshall County. This rupture also forced the shut in of several other company wells in Marshall County. As of May 27th, these issues have been resolved and the company has been allowed to bring all of its wells back online.

Drillable Inventory

Corp continued, “Our focused drilling program has demonstrated strong results across our acreage position in Marshall and Wetzel counties, and we plan to continue that success later this year in Marion and Tyler counties. However, as many of you know, West Virginia is a state that does not have “forced pooling.” Therefore, we view our drillable inventory different than other oil and natural gas companies.”

“We first map the wellbores that can be drilled across our company’s leasehold. We then choose to report our inventory of wells only when we believe that we hold title to 100% of the acreage that would be required to apply for the permit to drill the well. We further take into account the topography as well as any issues related to coal mines when we map the actual locations for proposed wells.”

“The net result is that when we talk about drillable locations at Trans Energy, we are talking about wells that are one hundred percent ready to drill with the issuance of a required permit. Based on 750 foot spacing, we have 188 drillable locations. When you downspace to 500 foot spacing that number increases to 285 ready to drill locations. Our inventory of “potential” wellbores – a term used more often by others in the industry – would be significantly higher at both 750 foot and 500 foot spacing.”

“Below is a list that incorporates the title and topography issues mentioned above. The list also incorporates only those wells that have lateral lengths over 3,000 feet, with a minimum of two such wells for each pad site.”

	Drillable, Pending Application for and Receipt of Permits
	750 Foot Spacing		500 Foot Spacing
	Wells	Lateral Ft.	Wells	Lateral Ft.
Marion	19	98,531	28	129,590
Marshall	48	206,378	71	298,371
Tyler	36	166,168	58	256,820
Wetzel	85	473,605	128	656,617

Total	188	944,682	285	1,341,398

Hedging Update

On May 9th, the company’s subsidiary, American Shale Development, entered into costless collars covering approximately 85% of its expected natural gas production from wells that were considered PDP as of that date. Neither oil nor natural gas liquids have been hedged, but the BTU associated with the company’s ethane production was essentially hedged, since it is sold as part of the natural gas stream. The costless collars consist of long put options with a strike price of $4.00 per MMBtu and offsetting short calls with a strike price of $4.28 per MMBtu. The aforementioned volumes are hedged beginning with the June 2013 contract and ending with the April 2015 contract, as shown in the table below:

Month	Volume (MMBtu)
June 2013	207,060
July 2013	196,915
August 2013	188,204
September 2013	180,595
October 2013	173,857
November 2013	167,825
December 2013	162,379
January 2014	157,421
February 2014	152,881
March 2014	148,699
April 2014	144,827
May 2014	141,230
June 2014	137,873
July 2014	134,730
August 2014	131,779
September 2014	129,000
October 2014	126,376
November 2014	123,893
December 2014	121,539
January 2015	119,302
February 2015	117,173
March 2015	115,144
April 2015	113,206

Additional information regarding Trans Energy, including maps, investor presentations, news releases and videos can be found at the Company’s website www.transenergy.com. Trans Energy will regularly update information on the website to provide investors with the most up to date information on the Company and its operations.

About Trans Energy, Inc.

Trans Energy, Inc. (OTCQB: TENG) is a pure play Marcellus Shale oil and gas exploration and development company, headquartered in the Appalachian Basin. Further information can be found on the Company’s website at www.transenergyinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995—Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.